EXHIBIT 4.1

SECOND AMENDMENT
TO THE
AMARIN CORPORATION PLC
2002 STOCK OPTION PLAN

WHEREAS, Amarin Corporation plc, an English company (the “Company”), has established and maintains the Amarin Corporation plc 2002 Stock Option Plan, effective as of January 1, 2002 (as amended by Amendment No. 1 in November 2003, the “Plan”), which authorizes the grant of stock options to certain employees and non-employees of the Company; and

WHEREAS, the Company has previously reserved 4,000,000 Ordinary Shares, par value 5 pence each (“Shares”), for issuance under the Plan;

WHEREAS, Section 7 of the Plan reserves to the Board of Directors of the Company (the “Board”) the right to amend the Plan at any time;

WHEREAS, the Plan has stated as one of its purposes the ability to award “incentive stock options” that meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and Section 422 of the Code requires such an increase in Shares available for issuance to be approved by the Company’s shareholders;

WHEREAS, the Board and the Company’s shareholders (by majority vote on July 25, 2003) approved an increase in the number of Shares available for grant under the Plan by 2,000,000 Shares up to an aggregate of 4,000,000 Shares; and

WHEREAS, the Board and the Company’s shareholders (by majority vote on July 25, 2005) approved a further increase in the number of Shares available for grant under the Plan by an additional 4,000,000 Shares for an aggregate of 8,000,000 Shares.

NOW, THEREFORE, BE IT RESOLVED, that the first sentence of Section 4.1(a) of the Plan is hereby amended, effective as of July 25, 2005, to read as follows:

“Subject to adjustment as provided in Section 4(c) of the Plan, the Plan may issue up to 8 million Shares under all Awards (the “Plan Limit”).”

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IN WITNESS HEREOF, the Company has caused this instrument to be executed by its duly authorized officer effective as of July 25, 2005.

AMARIN CORPORATION PLC

By: /s/ Jonathan S. Lamb

Name: /s/ Jonathan S. Lamb

Its: General Counsel and Company Secretary